Exhibit 3.12


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                       BANKERS TRUST NEW YORK CORPORATION


                Under Section 805 of the Business Corporation Law



               The undersigned, being the Chairman of the Board and Secretary of Bankers Trust New York Corporation, a New York corporation, hereby certify that:

               I. The name of the corporation is Bankers Trust New York Corporation, and the name under which it was formed was BT New York Corporation.

               II. The certificate of incorporation of the corporation was filed by the Department of State on the 12th of May, 1965.

               III. The certificate of incorporation is amended to change the name of the corporation. To effect such change, Article FIRST of the certificate of incorporation of the corporation is hereby amended to read as follows:

               "FIRST: The name of the corporation is

                           BANKERS TRUST CORPORATION."

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               IV. The certificate of incorporation is amended to permit the issuance of series preferred stock with different rights as to the payment of dividends and amounts upon liquidation, dissolution and winding up and redeemable at the option of the holder or another person or upon the happening of an event for cash, property, indebtedness or other securities. To effect such change, section (a) of Article FOURTH of the certificate of incorporation of the corporation is hereby amended to read as follows:

                  "(a) Series Preferred Stock

                  1. Board Authority: The Series Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Series Preferred Stock, and particularity of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the corporation is hereby expressly granted authority, subject to the provisions of this Article FOURTH, to issue from time to time Series Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the Business Corporation Law, the number of shares in each such series of such class and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including but without limiting the generality of the foregoing, the following:

                           (i) The number of shares to constitute such series
                  (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such


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                  increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

                           (ii) The dividend rate on the shares of such series,
                  whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

                           (iii) Whether or not the shares of such series shall
                  be redeemable, at the option of the corporation, the holder or another person or upon the happening of a specified event and, if redeemable, the date or dates upon which or after which they shall be redeemable, the cash, property, indebtedness or securities for which each share shall be redeemable and the redemption prices or rates and adjustments thereto;

                           (iv) The right, if any, of holders of shares of such
                  series to convert the same into, or exchange the same for, Common Stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (v) The amount per share payable on the shares of
                  such series upon the voluntary and involuntary liquidation, dissolution or winding up of the corporation;

                           (vi) Whether the holders of shares of such series
                  shall have voting power, full or limited, in addition to the voting powers provided by law, and in case additional voting powers are accorded to fix the extent thereof; and

                           (vii) Generally to fix the other rights and
                  privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the



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                  Certificate of Incorporation of the corporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares outstanding.

                  With respect to all shares of Series Preferred Stock issued prior to April 23, 1998, all Series Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. With respect to all shares of Series Preferred Stock issued prior to April 23, 1998, all shares of Series Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that to the extent not otherwise limited in this Article FOURTH any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (vii) inclusive above.

                  With respect to any series of Series Preferred Stock authorized or issued on or after April 23, 1998, except to the extent otherwise required by law, shares of any series of Series Preferred Stock may have the same or different relative rights, preferences and limitations and each series of Series Preferred Stock may have the same or different relative rights, preferences and limitations, in each case, as determined by the Board of Directors.

                  2. Dividends: Dividends on the outstanding Series Preferred Stock of each series shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Common Stock with respect to the same quarterly dividend period. Dividends on any shares of Series Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Series Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared and paid or set apart for payment with respect to any quarterly dividend period, then and not otherwise so long as any shares of Series Preferred Stock remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same


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


         quarterly dividend period on the Common Stock out of the assets or funds of the corporation legally available therefor.

                  With respect to all shares of Series Preferred Stock issued prior to April 23, 1998, all shares of Series Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the same shall be entitled shall be the same and when the stated dividends are not paid in full, the shares of all series of the Series Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of the Series Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

                  With respect to all shares of Series Preferred Stock authorized or issued on or after April 23, 1998, the Board of Directors may authorize and issue series of Series Preferred Stock that do not share ratably in the payment of dividends and may fix the relative rights of each series of Series Preferred Stock to receive dividends.

                  3. Voting Rights: Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of the Series Preferred Stock, or as otherwise provided by law, the Series Preferred Stock shall not have any right to vote for the election of directors or for any other purpose and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

                  4. Liquidation: In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, each series of Series Preferred Stock shall have preference and priority over the Common Stock for payment of the amount to which each outstanding series of Series Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Series Preferred Stock shall be entitled to be paid in full


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         such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of the Common Stock. With respect to all shares of Series Preferred Stock issued prior to April 23, 1998, if, upon liquidation, dissolution or winding up of the corporation, the assets of the corporation or proceeds thereof, distributable among the holders of the shares of all series of the Series Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the payment to the holders of Series Preferred Stock of all such amounts to which they are entitled, as above provided, the remaining assets and funds of the corporation shall be divided and paid to the holders of Common Stock.

                  With respect to all shares of Series Preferred Stock authorized or issued on or after April 23, 1998, the Board of Directors may authorize and issue series of Series Preferred Stock that do not share ratably in the payment of amounts upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

                  5. Redemption: In the event that the Series Preferred Stock of any series shall be made redeemable as provided in clause (iii) of paragraph 1 of section (a) of this Article FOURTH, the corporation, at the option of the Board of Directors, may redeem at any time or times, and from time to time, all or any part of any one or more series of Series Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the Board of Directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to the series.

                  6. Preemptive Rights: No holder of Series Preferred Stock of the corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or


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         options to purchase stock of any class or series whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend."

               V. The certificate of incorporation is amended to permit the approval of a corporate action to be determined based only on the votes cast for and against the action and to permit distribution of one class or series of capital stock to the holders of a different class or series. To effect such changes, section (c) of Article FOURTH of the certificate of incorporation of the corporation is hereby amended to read as follows:

                  "(c) General Provisions

                  1. A consolidation or merger of the corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Article.

                  2. The corporation may distribute authorized but unissued shares of any class or series of capital stock to the holders of the same or any other class or series of capital stock.

                  3. Whenever any corporate action, other than the election of directors, is required or permitted by law or this certificate of incorporation or the by-laws to be taken by a vote of the shareholders, such action shall be authorized by a majority of the votes cast in favor of or against such action at a meeting of the shareholders by the holders of shares entitled to vote thereon and for the purpose of any such vote



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         abstentions and broker non-votes shall not constitute a vote cast."

               VI. The foregoing amendments of the certificate of incorporation were authorized by the Board of Directors of the corporation at a meeting duly called and held on February 17, 1998, followed by the favorable vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called and held on April 21, 1998.



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               IN WITNESS WHEREOF, the undersigned have signed this certificate of amendment of the certificate of incorporation on April 23, 1998 and affirm the statements contained herein as true under the penalties of perjury.

                                                     BANKERS TRUST NEW YORK
                                                     CORPORATION


                                                     By  /s/ Frank N. Newman
                                                       ------------------------
                                                       Frank N. Newman
                                                       Chairman of the Board


                                                     By  /s/ James T. Byrne, Jr.
                                                       ------------------------
                                                       James T. Byrne, Jr.
                                                       Secretary


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